Exhibit 99.1

NEWS

(PLRE)

FOR IMMEDIATE RELEASE:	June 1, 2004

Contact:	Jeffrey Fisher, CFO, Price Legacy Corporation.
17140 Bernardo Center Drive, Suite 300, San Diego, CA92128 (858) 675-9400

PRICE LEGACY CORPORATION ANNOUNCES NEW DIRECTOR

San Diego, CA. (June 1, 2004) – Price Legacy Corporation (NASDAQ: PLRE) a real estate investment trust (“REIT”), today announced the appointment of Jacklyn Horton to its board of directors. From 1984 to 1993, Ms. Horton was executive vice president and general counsel of the Price Company. She also served as a director of the Price Company from 1988 to 1993. She currently serves on the board of directors of the Community Christian Service Agency and Casa de los Pobres, U.S.A.   Ms. Horton holds a J.D. degree from the University of San Diego School of Law, where she graduated Summa Cum Laude.

The company also announced the resignation of James Cahill from its board of directors.  Jack McGrory, Chairman and Chief Executive Officer, commented on the resignation of Mr. Cahill, “Jim has been a highly valued member of our board since September 2001, and we thank him for his significant contributions, insights and dedication”.  Mr. McGrory also commented, “The appointment of Jacklyn Horton increases our board of directors’ level of independence. We are excited to have someone with Jacklyn Horton’s background and experience join our board of directors.”

Price Legacy acquires, operates, develops and sells open-air shopping centers nationwide. The Company manages its properties through regional offices located in Arizona, California, Florida, and Virginia. Price Legacy has its corporate offices in San Diego, California, is organized as a REIT and has a taxable REIT subsidiary, Excel Legacy Holdings Inc.  Price Legacy is committed to providing an environment of stability and growth for its stockholders and tenants.  For more information on Price Legacy, visit the Company’s Web site at www.PriceLegacy.com.

Contact:
Price Legacy Corp., San Diego
Jeffrey Fisher, 858-675-9400